MERRILL LYNCH FAIRNESS OPINION

Merrill Lynch
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Global Markets & Investment Banking Group
Board of Directors
Holding di Partecipazioni Industriali - HdP S.p.A.
Via Rizzoli, 2
20132 Milan

                                                                 March 7th, 2003

Members of the Board of Directors:

Holding di Partecipazioni Industriali - HdP S.p.A. ("HdP"), Fila Holding S.p.A. (the "Company"), Cerberus Capital Management LP (the "Acquirer") and Sport Brand International LLC, a subsidiary of the Acquirer (the "Acquisition Subsidiary"), propose to enter into a Stock Purchase Agreement, (the "Agreement") pursuant to which the Acquisition Subsidiary will acquire from the Company (the "Transaction") all the capital stock of Fila Nederland B.V., Fila Sport S.p.A., Ciesse Piumini s.r.l., and Fila U.S.A. Inc. Simultaneously, HdP intends to launch a tender offer for all the outstanding American depositary shares ("ADSs") of the Company that it does not already own (the "Take Private Transaction") at a price of US$ 1.12 per ADS in cash representing an aggregate consideration of approximately US$ 9.6 million (the "Consideration").

You have asked us whether, in our opinion, the Consideration to be paid by HdP pursuant to the Take Private Transaction is fair to HdP.

In arriving at the opinion set out below, we have, among other things:

1. REVIEWED CERTAIN PUBLICLY AVAILABLE BUSINESS AND FINANCIAL INFORMATION RELATING TO THE COMPANY AND HDP THAT WE DEEMED TO BE RELEVANT;

2. REVIEWED CERTAIN INFORMATION RELATING TO THE BUSINESS, EARNINGS, CASH FLOW, ASSETS, LIABILITIES OF THE COMPANY, FURNISHED TO US BY THE COMPANY AND HDP, INCLUDING THE FINANCIAL PROJECTIONS FOR 2003 PREPARED BY THE COMPANY;

3. CONDUCTED DISCUSSIONS WITH MEMBERS OF SENIOR MANAGEMENT OF THE COMPANY CONCERNING THE MATTERS DESCRIBED IN CLAUSES 1 AND 2 ABOVE;

4. REVIEWED THE MARKET PRICES AND VALUATION MULTIPLES FOR THE COMPANY AND COMPARED THEM WITH THOSE OF CERTAIN PUBLICLY TRADED COMPANIES THAT WE DEEMED TO BE RELEVANT;

5. REVIEWED THE RESULTS OF OPERATIONS OF THE COMPANY AND COMPARED THEM WITH THOSE OF CERTAIN PUBLICLY TRADED COMPANIES THAT WE DEEMED TO BE RELEVANT;

6. COMPARED THE PROPOSED FINANCIAL TERMS OF THE TAKE PRIVATE TRANSACTION WITH THE FINANCIAL TERMS OF CERTAIN OTHER TRANSACTIONS THAT WE DEEMED TO BE RELEVANT;

7. REVIEWED THE POTENTIAL PRO FORMA IMPACT OF THE TRANSACTION AND THE TAKE PRIVATE TRANSACTION ON THE COMPANY AND HDP, RESPECTIVELY;

8.    REVIEWED A DRAFT COPY OF THE AGREEMENT DATED FEBRUARY 26TH, 2003;


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9.    REVIEWED CERTAIN LEGAL ANALYSES PRODUCED BY THE EXTERNAL LEGAL COUNSELS OF
      HDP REGARDING THE TRANSACTION AND THE TAKE PRIVATE TRANSACTION; AND

10. REVIEWED SUCH OTHER FINANCIAL STUDIES AND ANALYSES AND TAKEN INTO ACCOUNT SUCH OTHER MATTERS AS WE DEEMED NECESSARY, INCLUDING OUR ASSESSMENT OF GENERAL ECONOMIC, MARKET AND MONETARY CONDITIONS.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. Moreover, we have not been asked to, nor do we express any opinion on the consideration to be paid by the Acquisition Subsidiary in connection with the Transaction. With respect to the financial information furnished to or discussed with us by the Company or HdP, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgement of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the Transaction will be consummated on the terms set out in that draft of the Agreement.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date of this letter. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

We are acting as financial adviser to HdP in connection with the Take Private Transaction and will receive a fee from HdP for our services. In addition, HdP has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing currency risk management advisory services to the Company and HdP in connection with the transaction and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company ADSs, as well as securities of HdP, for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of HdP in its evaluation of the Take Private Transaction and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of HdP, the Company or any other party. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarised or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch International or any of its affiliates be made by HdP or any of its affiliates, without the prior consent of Merrill Lynch International.

Our opinion does not address the merits of the underlying decision by HdP to engage in the Transaction, nor the Take Private Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction, Take Private Transaction or any matter related to these. We are not expressing any opinion as to the prices at which the securities of HdP or the Company will trade following the announcement or consummation of the Transaction and the Take Private Transaction.


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On the basis of and subject to the foregoing, taking into account the Board of
Directors' commercial assessments, we are of the opinion that, as of the date of this letter, the Consideration to be paid by HdP pursuant to the Take Private Transaction is fair to HdP.

                                                Yours faithfully,

                                                MERRILL LYNCH INTERNATIONAL


                                                /s/ Federico Aliboni
                                                --------------------------------
                                                Federico Aliboni
                                                Managing Director
                                                Investment Banking


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